Exhibit 99

Manning & Napier, Inc. Reports Second Quarter 2013 Earnings Results

FAIRPORT, NY, July 31, 2013—Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2013 second quarter results for the period ended June 30, 2013.

Summary Highlights

•	Second quarter economic income and economic net income, non-GAAP measures, of $44.0 million and $27.2 million, or $0.30 per adjusted share

•	Assets under management (“AUM”) at June 30, 2013 was $46.3 billion, compared with $48.1 billion at March 31, 2013

•	Revenue for the second quarter increased 14% year-over-year and increased 3% sequentially to $93.0 million

•	Manning & Napier Group, LLC distributed to its members $31.3 million in cash for the quarter and $62.7 million year-to-date, resulting in a $0.16 per share second quarter dividend

•	Continued expansion of our distribution in the direct sales channel

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “We have continued to execute on our strategic objectives while experiencing consistent interest in our investment solutions from clients and prospects. In spite of continuing strong levels of gross inflows resulting from new accounts and client contributions, the second quarter witnessed outflows that outpaced inflows concentrated in platform business and U.S. Equity products. With more than 40 years of experience, we’ve seen firsthand how major points of inflection in the market can represent opportunities for active managers to achieve strong excess returns. Our long-term track records have been built upon taking advantage of the biases that can be created in extreme market environments. We continue to stay close to our clients and true to our investment discipline as this is core to delivering on expectations to our clients and shareholders.”

Second Quarter 2013 Financial Review

Manning & Napier reported second quarter 2013 revenue of $93.0 million, an increase of 14% from revenue of $81.5 million reported in the second quarter of 2012, and an increase of 3% from revenue of $90.3 million reported in the first quarter of 2013. The changes in revenue resulted primarily from increases in average AUM. Average AUM for the quarter was $47.8 billion, which was a 12% and 1% increase from the second quarter of 2012 and the first quarter of 2013, when average AUM was $42.8 billion and $47.2 billion, respectively. Revenue as a percentage of average AUM was 0.78% for the second quarter of 2013 compared with 0.76% for the second quarter of 2012 and 0.78% for the previous quarter.

Operating expenses were $71.6 million, or $48.8 million, excluding non-cash reorganization-related share-based compensation of $22.8 million. The $48.8 million represents an increase of $4.5 million in operating expenses compared with the second quarter of 2012, and a decrease of $1.7 million in operating expenses compared with the first quarter of 2013, excluding reorganization-related share-based compensation. The expense increase in the current quarter compared to the second quarter of 2012 was due primarily to increases in asset-based costs associated with our fund and collective products including sub-transfer agent fees and 12b-1 fees, coupled with an investment in personnel related to distribution and infrastructure. The expense decrease when compared to the first quarter of 2013 was primarily attributable to lower incentive compensation costs resulting from higher absolute and relative investment performance in the previous quarter.

Generally Accepted Accounting Principles (“GAAP”)-based operating income was $21.4 million. Operating income, excluding non-cash reorganization-related share-based compensation, was $44.2 million for the quarter, an increase of $7.0 million over the second quarter of 2012 and an increase of $4.4 million from the first quarter of 2013. Operating margin, excluding non-cash reorganization-related share-based compensation expense, was 48% for the second quarter of 2013, compared with 46% for the second quarter of 2012 and 44% for the first quarter of 2013.

The Company uses economic income and economic net income to provide greater clarity regarding the cash earnings of the business by removing non-cash reorganization-related share-based compensation charges, as defined in the Non-GAAP Financial Measures section below. On this basis, Manning & Napier reported second quarter 2013 economic income of $44.0 million compared with $36.7 million in the second quarter of 2012 and $40.1 million in the first quarter of 2013. Also for the second quarter of 2013, economic net income was $27.2 million, or $0.30 per adjusted share, compared with $22.7 million, or $0.25 per adjusted share, in the second quarter of 2012 and $24.8 million, or $0.28 per adjusted share, in the first quarter of 2013.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the second quarter was $18.6 million compared with net income of $9.5 million in the second quarter of 2012 and net income of $16.4 million in the first quarter of 2013. GAAP net income attributable to the common shareholders for the second quarter of $0.3 million, or $0.02 per basic and diluted share, reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Six-months ended June 30, 2013 Financial Review

Manning & Napier reported 2013 year-to-date revenue of $183.2 million, an increase of 10% from revenue of $166.5 million reported in 2012. The increase in 2013 was consistent with changes in average AUM, which increased by 11% over the prior year. Revenue as a percentage of average AUM was 0.78% for the year, which is the same when compared with the prior year.

Operating expenses were $143.7 million, or $99.2 million, excluding non-cash reorganization-related share-based compensation of $44.6 million. The $99.2 million represents an increase of $9.6 million from 2012, due to increases in asset-based costs associated with our fund and collective products, coupled with higher incentive compensation costs resulting from the strong absolute and relative investment performance for the six-months ended June 30, 2013 compared to the prior year. GAAP-based operating income was $39.5 million for the year, and $84.0 million of operating income after excluding non-cash reorganization-related share-based compensation charges. The $84.0 million represents a $7.0 million increase over 2012. Operating margin for 2013 year-to-date, excluding non-cash reorganization-related share-based compensation expense, remained consistent with the prior year at 46%.

Manning & Napier reported 2013 year-to-date economic income of $84.1 million, compared with $76.8 million in 2012. Also for the six-months ended June 30, 2013, economic net income was $51.9 million, or $0.58 per adjusted share, compared with $47.4 million, or $0.53 per adjusted share in 2012.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the six-months ended June 30, 2013 was $35.0 million, compared with net income of $43.9 million in 2012. The decrease in the 2013 net income is mainly attributed to an increase in non-cash reorganization-related share-based compensation of $16.8 million when compared to 2012. GAAP net income attributable to the common shareholders for the six-months ended June 30, 2013 was $0.6 million, or $0.04 per basic and diluted share.

Assets Under Management

As of June 30, 2013, AUM was $46.3 billion, a decrease of 4% from the $48.1 billion as of March 31, 2013 and an increase of 9% from the $42.4 billion as of June 30, 2012. As of June 30, 2013, the composition of the Company’s AUM was 54% in separate accounts and 46% in mutual funds and collective investment trusts, which is generally consistent with the composition of 55% and 56% in separate accounts and 45% and 44% in mutual funds and collective investment trusts as of March 31, 2013 and June 30, 2012, respectively.

Since March 31, 2013, AUM decreased by $1.8 billion, including decreases of 5% in separate accounts and 1% in mutual fund collective investment trust AUM. Of the $1.8 billion decrease in AUM from March 31, 2013 to June 30, 2013, 82% or $1.4 billion, of the decrease was driven by net client outflows. The remaining 18% of the decrease was due to market depreciation. As it relates to the Company’s separate accounts, outflows were due to both withdrawals from existing clients and cancellations. The annualized separate account retention rate is 92% for 2013 compared to the 2012 full year retention rate of 95%.

When compared to June 30, 2012, AUM increased by $3.9 billion from $42.4 billion, including an increase of $1.2 billion, or 5%, in separate account AUM and an increase of $2.7 billion, or 14%, in mutual fund and collective investment trust AUM.

Balance Sheet Review

As of June 30, 2013, cash and cash equivalents was $126.1 million, compared with $131.7 million as of March 31, 2013.

Conference Call

Manning & Napier will host a conference call to discuss its 2013 second quarter earnings results on Thursday, August 1, 2013, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID # 14331769. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through August 8, 2013. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 14331769. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Expense Classification Changes

As described in our press release on May 1, 2013, this earnings release reflects the change in presentation of 12b-1 distribution and servicing fees and sub-custodian fees from other operating expenses to distribution, servicing and custody expenses. The Company changed its presentation to more appropriately reflect the nature of these as distribution and asset-based. This reclassification had no impact on previously reported total operating expenses, net income or financial position and does not represent a restatement of any previously published financial results.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business model. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic income excludes from income before provision for income taxes the reorganization-related share-based compensation, which results in non-cash compensation expense reported over the vesting period. Upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees were modified, including the Company’s named executive officers, other than William Manning. Such individuals were entitled to 15% of their pre-IPO ownership interests upon the consummation of the offering, and 15% of their pre-IPO ownership interests over the subsequent three years. The remaining ownership interests are subject to performance-based vesting over such three-year period. Such vesting terms will not result in an increase to the number of outstanding shares of the Company’s Class A common stock or the adjusted share count. As a result of such vesting requirements, the Company will recognize non-cash compensation charges through 2014.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 38.25% on economic income for each respective period, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the weighted average adjusted Class A common shares outstanding. The number of weighted average adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested Restricted Stock Units (RSUs) are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity and fixed income portfolios as well as a range of blended asset portfolios, such as life cycle funds, that use a mix of stocks and bonds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 515 employees as of June 30, 2013.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenues
Investment management services revenue	$92,973	$90,256	$81,529	$183,229	$166,543
Expenses
Compensation and related costs	47,321	48,483	46,570	95,804	74,302
Distribution, servicing and custody expenses	16,495	15,915	14,122	32,410	28,352
Other operating costs	7,750	7,779	7,608	15,529	14,641

Total operating expenses	71,566	72,177	68,300	143,743	117,295

Operating income	21,407	18,079	13,229	39,486	49,248
Non-operating income (loss)
Non-operating income (loss), net	(230)	310	(574)	80	(179)
Income before provision for income taxes	21,177	18,389	12,655	39,566	49,069
Provision for income taxes	2,580	1,997	3,199	4,577	5,189

Net income attributable to the controlling and the noncontrolling interests	18,597	16,392	9,456	34,989	43,880
Less: net income attributable to the noncontrolling interests	18,337	16,048	11,292	34,385	42,813

Net income (loss) attributable to Manning & Napier, Inc.	$260	$344	$(1,836)	$604	$1,067

Net income (loss) per share available to Class A common stock
Basic	$0.02	$0.03	$(0.14)	$0.04	$0.08

Diluted	$0.02	$0.03	$(0.14)	$0.04	$0.08

Weighted average shares of Class A common stock outstanding
Basic	13,618,193	13,583,873	13,583,873	13,601,128	13,583,873

Diluted	13,718,182	13,583,873	13,583,873	13,601,128	13,583,873

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net income (loss) attributable to Manning & Napier, Inc.	$260	$344	$(1,836)	$604	$1,067
Plus: net income attributable to the noncontrolling interests	18,337	16,048	11,292	34,385	42,813

Net income attributable to the controlling and the noncontrolling interests	18,597	16,392	9,456	34,989	43,880
Provision for income taxes	2,580	1,997	3,199	4,577	5,189

Income before provision for income taxes	21,177	18,389	12,655	39,566	49,069
Reorganization-related share-based compensation	22,816	21,740	24,037	44,556	27,746

Economic income	43,993	40,129	36,692	84,122	76,815
Adjusted income taxes	16,827	15,349	14,035	32,177	29,382

Economic net income	$27,166	$24,780	$22,657	$51,945	$47,433

Reconciliation of non-GAAP per share financial measures:
Net income (loss) available to Class A common stock per basic share	$0.02	$0.03	$(0.14)	$0.04	$0.08
Plus: net income attributable to the noncontrolling interests per basic share	1.34	1.17	0.83	2.53	3.15

Net income attributable to the controlling and the noncontrolling interests per basic share	1.36	1.20	0.69	2.57	3.23
Provision for income taxes per basic share	0.19	0.15	0.24	0.34	0.38

Income before provision for income taxes per basic share	1.55	1.35	0.93	2.91	3.61
Reorganization-related share-based compensation per basic share	1.68	1.60	1.77	3.27	2.04

Economic income per basic share	3.23	2.95	2.70	6.18	5.65
Adjusted income taxes per basic share	1.24	1.13	1.03	2.37	2.16

Economic net income per basic share	1.99	1.82	1.67	3.81	3.49
Less: Impact of Manning & Napier Group, LLC units and unvested restricted stock units converted to publicly traded shares	(1.69)	(1.54)	(1.42)	(3.23)	(2.96)

Economic net income per adjusted share	$0.30	$0.28	$0.25	$0.58	$0.53

Weighted average shares of Class A common stock outstanding—Basic	13,618,193	13,583,873	13,583,873	13,601,128	13,583,873
Weighted average exchangeable units of Manning & Napier Group, LLC	75,873,923	76,383,383	76,400,000	76,127,246	76,400,000
Weighted average Class A Restricted Stock Units (RSUs)	284,053	—	—	142,811	—

Weighted average adjusted Class A common stock outstanding	89,776,169	89,967,256	89,983,873	89,871,185	89,983,873

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of March 31, 2013	$26,231.2	$21,849.2	$48,080.4	$21,908.6	$24,933.6	$1,238.2	$48,080.4
Gross client inflows	474.8	1,401.5	1,876.3	989.5	840.4	46.4	1,876.3
Gross client outflows	(1,808.1)	(1,505.0)	(3,313.1)	(960.3)	(2,282.0)	(70.8)	(3,313.1)
Market appreciation (depreciation)	(106.4)	(219.5)	(325.9)	(214.4)	(86.6)	(24.9)	(325.9)

As of June 30, 2013	$24,791.5	$21,526.2	$46,317.7	$21,723.4	$23,405.4	$1,188.9	$46,317.7
Average AUM for period	$25,833.2	$21,991.0	$47,824.2	$22,004.7	$24,575.3	$1,244.2	$47,824.2
As of December 31, 2012	$24,683.6	$20,525.3	$45,208.9	$20,470.7	$23,472.5	$1,265.7	$45,208.9
Gross client inflows	980.1	1,747.7	2,727.8	1,299.9	1,385.9	42.0	2,727.8
Gross client outflows	(1,154.9)	(1,592.7)	(2,747.6)	(1,097.4)	(1,580.6)	(69.6)	(2,747.6)
Market appreciation (depreciation)	1,722.4	1,168.9	2,891.3	1,235.4	1,655.8	0.1	2,891.3

As of March 31, 2013	$26,231.2	$21,849.2	$48,080.4	$21,908.6	$24,933.6	$1,238.2	$48,080.4
Average AUM for period	$25,770.8	$21,417.4	$47,188.2	$21,371.6	$24,579.8	$1,236.8	$47,188.2
As of March 31, 2012	$24,827.7	$19,904.3	$44,732.0	$19,658.1	$23,819.0	$1,254.9	$44,732.0
Gross client inflows	979.2	1,443.5	2,422.7	1,015.6	1,365.7	41.4	2,422.7
Gross client outflows	(1,193.8)	(1,422.4)	(2,616.2)	(894.0)	(1,626.5)	(95.7)	(2,616.2)
Market appreciation (depreciation)	(1,062.6)	(1,104.4)	(2,167.0)	(329.0)	(1,862.3)	24.3	(2,167.0)

As of June 30, 2012	$23,550.5	$18,821.0	$42,371.5	$19,450.7	$21,695.9	$1,224.9	$42,371.5
Average AUM for period	$23,969.5	$18,827.0	$42,796.5	$19,348.3	$22,209.2	$1,239.0	$42,796.5

For the six-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2012	$24,683.6	$20,525.3	$45,208.9	$20,470.7	$23,472.5	$1,265.7	$45,208.9
Gross client inflows	1,454.9	3,149.2	4,604.1	2,289.4	2,226.3	88.4	4,604.1
Gross client outflows	(2,963.0)	(3,097.7)	(6,060.7)	(2,057.7)	(3,862.6)	(140.4)	(6,060.7)
Market appreciation (depreciation)	1,616.0	949.4	2,565.4	1,021.0	1,569.2	(24.8)	2,565.4

As of June 30, 2013	$24,791.5	$21,526.2	$46,317.7	$21,723.4	$23,405.4	$1,188.9	$46,317.7
Average AUM for period	$25,740.7	$21,704.2	$47,444.9	$21,670.1	$24,535.4	$1,239.4	$47,444.9
As of December 31, 2011	$22,658.1	$17,542.0	$40,200.1	$18,122.5	$20,812.0	$1,265.6	$40,200.1
Gross client inflows	1,858.4	3,296.6	5,155.0	2,046.9	2,979.3	128.8	5,155.0
Gross client outflows	(2,133.1)	(2,894.6)	(5,027.7)	(1,714.2)	(3,121.0)	(192.5)	(5,027.7)
Market appreciation (depreciation)	1,167.1	877.0	2,044.1	995.5	1,025.6	23.0	2,044.1

As of June 30, 2012	$23,550.5	$18,821.0	$42,371.5	$19,450.7	$21,695.9	$1,224.9	$42,371.5
Average AUM for period	$23,848.8	$18,965.4	$42,814.2	$19,209.3	$22,356.4	$1,248.5	$42,814.2

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